Exhibit 16.1

January 20, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 17, 2017, of Apollo Endosurgery, Inc. and have the following comments:

1.	We are in agreement with the statements made in Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in paragraphs one through three of Item 4.01(b). We are in agreement with the statements made in paragraph four of Item 4.01(b).

Respectfully,

/s/ Moss Adams LLP